Exhibit 99.3

UNITED STATES OF AMERICA

CONSUMER FINANCIAL PROTECTION BUREAU

ADMINISTRATIVE PROCEEDING

File No. 2015-CFPB-0025

In the Matter of:	CONSENT ORDER

FIFTH THIRD BANK

The Consumer Financial Protection Bureau (Bureau) has reviewed the marketing and administration of the debt protection credit card “add-on” product of Fifth Third Bank (Respondent, as defined below) and has identified violations of sections 1031 and 1036 of the Consumer Financial Protection Act or 2010 (CFPA), 12 U.S.C. §§ 5531, 5536. Under sections 1053 and 1055 of the CFPA, 12 U.S.C. §§ 5563, 5565, the Bureau issues this Consent Order (Consent Order).

I

Jurisdiction

1.	The Bureau has jurisdiction over this matter under Sections 1053 and 1055 of the CFPA, 12 U.S.C. §§ 5563, 5565.

II

Stipulation

2.

Respondent has executed a “Stipulation and Consent to the Issuance of a Consent Order,” dated [                    ] (Stipulation), which is incorporated by reference and is accepted by the Bureau. By this Stipulation, Respondent has consented to the issuance of this Consent Order by the Bureau under Sections 1053 and 1055 of the CFPA,

12 U.S.C. §§ 5563 and 5565, without admitting or denying any of the findings of fact or conclusions of law, except that Respondent admits the facts necessary to establish the Bureau’s jurisdiction over Respondent and the subject matter of this action.

III

Definitions

3.	The following definitions apply to this Consent Order:

a.	“Affected Consumers” means Card Members who purchased and were enrolled in Debt Protection from January 1, 2007, through November 11, 2013.

b.	“Board” means Respondent’s duly-elected and acting Board of Directors.

c.	“Cardholder” means any person who opened a credit card account issued by Respondent.

d.	“Debt Protection” means the Debt Protection credit card add-on product that Respondent marketed and sold to Cardholders beginning in 2007.

e.	“Effective Date” means the date on which the Consent Order is issued.

f.	“Enforcement Director” means the Assistant Director of the Office of Enforcement for the Consumer Financial Protection Bureau, or his/her delegate.

g.	“Redress Period” means the period from January 1, 2007 through November 11, 2013.

h.	“Regional Director” means the Regional Director for the Midwest Region for the Office of Supervision for the Consumer Financial Protection Bureau, or his/her delegate.

i.	“Related Consumer Action” means a private action by or on behalf of one or more consumers or an enforcement action by another governmental agency brought against Respondent based on substantially the same facts as described in Section IV of this Consent Order.

j.	“Respondent” means Fifth Third Bank and its successors and assigns.

k.	“Sections 1031 and 1036” means sections 1031 and 1036 of the Consumer Financial Protection Act, 12 U.S.C. §§ 5531 and 5536.

l.	“Service Provider” shall have the same meaning as set forth in section 1002(26) of the CFPA, 12 U.S.C. § 5481.

IV

Bureau Findings and Conclusions

The Bureau finds the following:

4.	Respondent is a regional bank headquartered in Cincinnati, Ohio. As of June 30, 2015, Respondent had approximately $139 billion in total assets.

5.	Respondent is an insured depository institution with assets greater than $10,000,000 within the meaning of 12 U.S.C. § 5515(a).

6.	Respondent is a “covered person” as that term is defined by 12 U.S.C. § 5481(6).

7.	Beginning in the first quarter of 2007, Respondent began to market and sell Debt Protection to Cardholders in connection with a credit card balance transfer offer.

8.	Respondent marketed Debt Protection as allowing Cardholders to request the cancellation of credit card payments if the Cardholder encountered certain events and was approved for the benefit. Cardholders enrolled in this product as originally offered paid a monthly fee of 0.81% of the balance (i.e., $0.81/$100) as of the Cardholder’s statement closing date.

9.	Under the terms and conditions of Debt Protection as originally offered, Cardholders enrolled in the product could seek benefits after experiencing certain qualifying events, including involuntary unemployment, loss of life (not available for customers that reach the age of 70 or are over the age of 70 at the time of enrollment), disability, and hospitalization.

10.	Beginning in December 2011, Respondent discontinued the original Debt Protection product and began offering an “enhanced” Debt Protection product. Respondent marketed the new version of Debt Protection as allowing Cardholders to request the cancellation of credit card payments if the Cardholder encountered certain events and was approved for the benefit. Cardholders enrolled in the new version of this product paid a monthly fee of 0.89% of the balance (i.e., $0.89/$100) as of the Cardholder’s statement closing date.

11.	Under the terms and conditions of the new version of Debt Protection, Cardholders enrolled in the product could seek benefits after experiencing the same qualifying events of the original Debt Protection product, including involuntary unemployment, loss of life (expanded to include customers over the age of 70), disability, and hospitalization, as well as for additional events, such as military leave and natural disasters.

12.	From approximately January 1, 2007 through February 2013, Respondent marketed Debt Protection through outbound telemarketing and the Internet.

13.	Respondent employed third-party Service Providers to perform outbound telemarketing and Internet vendors to market Debt Protection to Cardholders.

14.	Respondent also employed a third-party Service Provider for product administration, customer service, and benefit request processing to Cardholders.

15.	Respondent did not send Debt Protection’s terms and conditions to Cardholders for customer review prior to enrollment, even when Cardholders asked to be mailed the product’s terms and conditions before deciding to enroll.

16.	Respondent ceased all outbound telemarketing of Debt Protection to credit card customers in September 2012 and ceased all other enrollments effective February 11, 2013.

17.	In mid-2013, Respondent initiated a mailing campaign in which it provided enhanced product descriptions to enrolled Debt Protection customers and requested that they indicate whether they desired to continue in the product.

18.	In August 2013, Respondent sent a follow up opt-in letter to all non-responsive customers. The ability for consumers to affirmatively opt in to the product ended in November 2013, with all customers that did not respond to either of the two letters being terminated from enrollment effective November 11, 2013.

19.	With respect to the marketing of Debt Protection, Respondent’s compliance monitoring, Service Provider management, and quality assurance resulted in ineffective oversight, which failed to prevent, identify, or correct certain improper sales practices.

Findings and Conclusions as to Misrepresentation Regarding Enrollment in Debt Protection

20.	From January 1, 2007 through September 2012, Respondent and its Service Providers enrolled some Cardholders in Debt Protection during telemarketing calls without adequately informing the Cardholders that they were purchasing the product, including by representing, expressly or impliedly:

a.	that Cardholders were agreeing to receive information about Debt Protection for review rather than purchasing Debt Protection;

b.	that Respondent was offering a risk-free trial of Debt Protection because the Cardholders were “valued customers,” rather than offering Cardholders an optional product for which Cardholders would be charged a monthly fee after enrollment; and

c.	purporting to obtain Cardholders’ permission to process their enrollments by asking Cardholders to verify their “participation” in Debt Protection by verifying their date of birth.

21.	In reality, Respondent enrolled Cardholders who agreed to receive information about Debt Protection or who agreed to the risk-free trial of Debt Protection, and Respondent charged those Cardholders the applicable monthly fees thereafter. Further, Cardholders who verified their date of birth were doing more than verifying personal information. Respondent treated the Cardholder’s verification of his or her date of birth as consent to purchase the product.

22.	After Cardholders were enrolled, Respondent sent Cardholders product information with an acknowledgement form that further suggested that Cardholders had not yet purchased Debt Protection. The acknowledgment form represented, expressly or impliedly, that, by signing and returning the form, the Cardholder was electing to purchase Debt Protection.

23.	In reality, Respondent had already enrolled those Cardholders over the telephone and those Cardholders had already purchased Debt Protection. It did not matter whether the Cardholders signed and returned the acknowledgment form.

24.	Section 1036(a)(1)(B) of the CFPA prohibits “unfair, deceptive, or abusive” acts or practices. 12 U.S.C. § 5536(a)(1)(B).

25.	As described in Paragraphs 20 - 23, in connection with the advertising, marketing, promoting, offering for sale, or sale of Debt Protection, in numerous instances, Respondent has represented, expressly or impliedly, that:

a.	Cardholders were agreeing to receive information about Debt Protection or agreeing to a trial-period for Debt Protection; and

b.	Cardholders were agreeing to purchase Debt Protection upon signing an acknowledgment form sent to Cardholders.

26.	In fact, Respondent enrolled Cardholders over the telephone, and Cardholders were agreeing to purchase Debt Protection during that telephone call and not upon signing the acknowledgement form. Thus, Respondent’s representations, as described in Paragraphs 20 and 22 constitute deceptive acts or practices in violation of sections 1031(a) and 1036(a)(1)(B) of the CFPA, 12 U.S.C. §§ 5531(a), 5536(a)(1)(B).

Findings and Conclusions as to Misrepresentations Regarding Debt Protection Terms and Conditions

27.	From January 1, 2007 through September 2012, Respondent and its Service Providers misrepresented to some Cardholders the terms, exclusions, and benefits of Debt Protection during telemarketing calls, including by:

a.	failing to inform Cardholders who had disclosed information suggesting they would be ineligible for one or more of Debt Protection’s benefits that those Cardholders would be ineligible for one or more of Debt Protection’s benefits;

b.	failing to inform older Cardholders that the death benefit associated with Debt Protection product as originally offered did not apply to Cardholders over the age of 70;

c.	misrepresenting Debt Protection’s benefits by telling Cardholders that Debt Protection covered events that were excluded under the product terms and conditions (e.g., falsely telling a consumer who indicated that she was retired that the product covers retirements); and

d.	misrepresenting Debt Protection’s benefits by telling Cardholders that Debt Protection protections began “immediately,” when, for the “enhanced” Debt Protection product, Cardholders had to be enrolled in the product for 90 days before “activating” the hospitalization benefit.

28.	From December 2011 through September 2012, the entire period during which Respondent actively marketed the “enhanced” Debt Protection product, Respondent through its Service Provider sent to enrolled Cardholders “fulfillment kits” that contained the terms and conditions for the original version of the Debt Protection product. These fulfillment kits contained incorrect descriptions of the “enhanced” Debt Protection product’s benefits, exclusions, terms, and conditions.

29.	Section 1036(a)(1)(B) of the CFPA prohibits “unfair, deceptive, or abusive” acts or practices. 12 U.S.C. § 5536(a)(1)(B).

30.	As described in Paragraphs 27 - 28, in connection with the advertising, marketing, promoting, offering for sale, or sale of Debt Protection, in numerous instances, Respondent has misrepresented, expressly or impliedly, the terms, exclusions, and benefits of Debt Protection.

31.	Thus, Respondent’s representations, as described in Paragraphs 27 - 28 constitute deceptive acts or practices in violation of sections 1031(a) and 1036(a)(1)(B) of the CFPA, 12 U.S.C. §§ 5531(a), 5536(a)(1)(B).

Findings and Conclusions as to Misrepresentations Regarding the Cost of Debt Protection

32.	From January 1, 2007 through September 2012, Respondent and its Service Providers misrepresented to some Cardholders the cost of Debt Protection during telemarketing calls, including by representing, expressly or impliedly, that if the Cardholder did not “carry a balance,” then there would be no fee associated with the product or that Cardholders could avoid a fee by paying their balance in full before the monthly due date.

33.	In fact, to avoid paying the fee, the Cardholder had to pay the balance in full substantially earlier – prior to the statement cutoff date, which is the last day of the billing cycle for the Cardholder’s account – so that the statement had a zero balance.

34.	From December 2011 through September 2012, the entire period during which Respondent actively marketed the “enhanced” Debt Protection product, Respondent through its Service Provider sent to enrolled Cardholders “fulfillment kits” that contained the terms and conditions for the original version of the Debt Protection product. These fulfillment kits contained incorrect information regarding the cost of the “enhanced” Debt Protection, claiming the product cost was 0.81% of the balance (i.e., $0.81/$100) when Respondent was actually charging Cardholders 0.89% of the balance (i.e., $0.89/$100).

35.	Section 1036(a)(1)(B) of the CFPA prohibits “unfair, deceptive, or abusive” acts or practices. 12 U.S.C. § 5536(a)(1)(B).

36.	As described in Paragraphs 32 - 34, in connection with the advertising, marketing, promoting, offering for sale, or sale of Debt Protection, in numerous instances, Respondent has misrepresented, expressly or impliedly, the cost of Debt Protection.

37.	Thus, Respondent’s representations, as described in Paragraphs 32 and 34 constitute deceptive acts or practices in violation of sections 1031(a) and 1036(a)(1)(B) of the CFPA, 12 U.S.C. §§ 5531(a), 5536(a)(1)(B).

ORDER

V

Conduct Provisions

IT IS ORDERED, under sections 1053 and 1055 of the CFPA, that:

38.	Respondent and its officers, agents, servants, employees, and attorneys who have actual notice of this Consent Order, whether acting directly or indirectly, may not violate, including by taking reasonable measures to ensure that its Service Providers do not violate, Sections 1031 and 1036 of the CFPA, 12 U.S.C. §§ 5531 and 5536, in connection with the advertising, marketing, and promotion of credit card add-on products.

a.	Respondent, and its officers, agents, servants, employees, and attorneys who have actual notice of this Consent Order, whether acting directly or indirectly, in connection with the advertising, marketing, promotion, offering for sale, sale, or performance of add-on products, may not misrepresent, or assist others in misrepresenting, expressly or impliedly:

i.	That the customer was agreeing to a trial, and not enrollment, of the product;

ii.	That the customer was agreeing to be mailed information about, and not enrolling in, the product;

iii.	That all of the product benefits were available when there were limitations and exceptions applicable to some consumers;

iv.	That the product had no monthly fee if the customer’s balance was paid in full or if the customer does not “carry a balance” when the terms and conditions of the product required that there be no balance at the time of the statement cutoff date; or

v.	That the monthly fees were less than the actual monthly fee for the product.

39.	Respondent, and its officers, agents, servants, employees, and attorneys who have actual notice of this Consent Order, whether acting directly or indirectly, may not reinstitute the marketing and sale of the Debt Protection product, and may not market or sell any credit card add-on products similar to the subject Debt Protection without first securing a determination of non-objection from the Regional Director, as follows:

a.	Respondent must submit to the Regional Director a comprehensive compliance plan designed to ensure that Respondent’s sale of credit card add-on products complies with all applicable Federal consumer financial laws and the terms of this Consent Order (Credit Card Add-On Product Compliance Plan).

b.	The Regional Director will have the discretion to make a determination of non-objection to the Credit Card Add-On Product Compliance Plan or direct the Respondent to revise it. If the Regional Director directs the Respondent to revise the Credit Card Add-On Product Compliance Plan, the Respondent must make the revisions and resubmit the Credit Card Add-On Product Compliance Plan to the Regional Director.

c.	Respondent may market or sell the products similar to the subject Debt Protection only after receiving notification that the Regional Director has made a determination of non-objection to Credit Card Add-On Product Compliance Plan and only after adhering to the steps, recommendations, deadlines, and timeframes outlined in the Credit Card Add-On Product Compliance Plan.

40.	Within 90 days of the Effective Date, Respondent must submit a plan to address the actions that are necessary and appropriate to achieve compliance with this Consent Order (Action Plan). The Board must ensure the Action Plan is submitted to the Regional Director for prior determination of supervisory non-objection.

41.	The Action Plan must include the review, and if necessary, revision of the Respondent’s Vendor Management Program to ensure that the Program requires, at a minimum:

a.

An analysis to be conducted by Respondent, prior to Respondent entering into a contract with a Service Provider relating to the offering or providing of a credit card add-on product, of the ability of the Service Provider to perform the marketing, sales, delivery, servicing, and fulfillment of services for the product or service in compliance with all applicable Federal consumer financial laws relating to credit card add-on products and Respondent’s policies and procedures.

b.	For new and renewed contracts, a written contract between Respondent and the Service Provider, which sets forth the responsibilities of each party, especially:

i.	the Service Provider’s specific performance responsibilities and duty to maintain adequate internal controls over the marketing, sales, delivery, servicing, and fulfillment of services for the credit card add-on product;

ii.	the Service Provider’s responsibilities and duty to provide adequate training on applicable Federal consumer financial law relating to credit card add-on products and Respondent’s policies and procedures to all Service Provider employees or agents engaged in the marketing, sales, delivery, servicing, and fulfillment of services for credit card add-on products;

iii.	granting Respondent the authority to conduct periodic reviews of the Service Provider’s controls, performance, and information systems as they relate to the marketing, sales, delivery, servicing, and fulfillment of services for the credit card add-on product; and

iv.	Respondent’s right to terminate the contract if the Service Provider materially fails to comply with the terms specified in the contract, including the terms required by this Paragraph.

c.	Periodic onsite reviews by Respondent of the Service Provider’s controls, performance, and information systems.

d.	In the event that Respondent markets and/or sells a credit card add-on product in the future, and annually thereafter, a written comprehensive assessment, to be conducted on an annual basis, of the unfair, deceptive, and abusive acts or practices (“UDAAP”) risk for existing or new credit card add-on products and for any changes to existing credit card add-on products, including, but not limited to the UDAAP risk of the governance control, marketing, sales, delivery, servicing, and fulfillment of services for existing or new credit card add-on products, including the UDAAP risk of marketing and sales practices.

e.	In the event that Respondent markets and/or sells a credit card add-on product in the future, the development and implementation of written policies and procedures to effectively manage, detect, and mitigate, on an ongoing basis, the risks identified in the written assessment required by the preceding subparagraph (d).

f.	Comprehensive written policies and procedures for identifying and reporting any violation of Federal consumer financial laws relating to credit card add-on products or Respondent’s policies and procedures relating to credit card add-on products by Respondent’s employees or Service Providers’ employees or agents, in a timely manner, to a specified executive risk or compliance manager at Respondent. The manager to whom such reports are made must be independent of the unit overseeing the sale and marketing of credit card add-on product at issue.

g.	Development of training materials relating to identifying and addressing violations of Federal consumer financial laws relating to credit card add-on products that will be incorporated into the existing annual compliance training for appropriate employees.

h.	In the event that Respondent market and/or, sells a credit card add-on product in the future, written policies and procedures to ensure that the appropriate employees and departments within Respondent have the requisite authority and status within Respondent so that appropriate reviews of credit card add-on products marketed or sold by Respondent or through Service Providers may occur and deficiencies are identified and properly remedied.

42.	After receipt by Respondent of a determination of supervisory non-objection from the Regional Director to the Action Plan, the Board must ensure Respondent’s adoption and implementation of, and compliance with, the Action Plan.

43.	Any proposed changes to or deviations from the approved Action Plan must be submitted in writing to the Regional Director for determination of supervisory non-objection.

44.

Respondent’s Internal Audit department must periodically conduct an assessment of Respondent’s compliance with Respondent’s Vendor Management Program in connection with the marketing, sales, delivery, servicing, and fulfillment of services for credit card add-on products. Such assessments must occur within 120 days after Respondent’s receipt of a determination of supervisory non-objection to the Action Plan, and periodically but at least annually thereafter, and the findings shall be memorialized in writing. Within 30 days of completing each assessment, Internal Audit must provide its written findings to the Risk and Compliance Committee and the Regional Director.

VI

Role of the Special Regulatory Oversight Committee

IT IS FURTHER ORDERED that:

45.	The Special Regulatory Oversight Committee (“SROC”), a duly constituted Board committee, must review all submissions (including plans, reports, programs, policies, and procedures) required by this Consent Order prior to submission to the Bureau.

46.	The SROC will be responsible for monitoring and coordinating Respondent’s compliance with the provisions of this Consent Order, and approving measures necessary to ensure compliance with this Consent Order (in addition to any other specific approvals required).

47.	Within 120 days of the Effective Date, and thereafter within 60 days after the end of each calendar quarter, SROC will submit a written progress report to the Board setting forth in detail the actions taken to comply with this Consent Order, and the results and status of those actions.

48.	The Board will forward a copy of SROC’s report, with any additional comments by the Board, to the Regional Director within 10 days of the first Board meeting following receipt of such report, unless additional time is granted by the Regional Director through a written determination of supervisory non-objection.

VII

Role of the Board

IT IS FURTHER ORDERED that:

49.	Although this Consent Order requires the Respondent to submit certain documents for the review or non-objection by the Regional Director, the Board will have the ultimate responsibility for proper and sound management of Respondent and for ensuring that Respondent complies with Federal consumer financial law and this Consent Order.

50.	In each instance that this Consent Order requires the Board to ensure adherence to, or perform certain obligations of Respondent, the Board must:

a.	Authorize whatever actions are necessary for Respondent to fully comply with the Consent Order;

b.	Require timely reporting by management to the Board on the status of compliance obligations; and

c.	Require timely and appropriate corrective action to remedy any material non-compliance with any failures to comply with Board directives related to this Section.

VIII

Order to Pay Redress

IT IS FURTHER ORDERED that:

51.	Within 10 days of the Effective Date, Respondent must reserve or deposit into a segregated deposit account amount not less than $3 million (Payment Floor), which represents the estimated amount of consumer injury caused to approximately 24,500 consumers by the practices described in Section IV, for the purpose of providing redress to Affected Consumers as required by this Section.

52.	Within 30 days of the Effective Date, Respondent must submit to the Regional Director for review and non-objection a comprehensive written plan for providing redress consistent with this Consent Order (Redress Plan). The Regional Director will have the discretion to make a determination of non-objection to the Redress Plan or direct the Respondent to revise it. If the Regional Director directs the Respondent to revise the Redress Plan, the Respondent must make the revisions and resubmit the Redress Plan to the Regional Director within 15 days. After receiving notification that the Regional Director has made a determination of non-objection to the Redress Plan, the Respondent must implement and adhere to the steps, recommendations, deadlines, and timeframes outlined in the Redress Plan. Any proposed changes to or deviations from the approved Redress Plan must be submitted in writing to the Regional Director for review and non-objection.

53.	The redress amount paid to each Affected Consumer (“Redress Amount”) must include, at a minimum and as applicable to each Affected Consumer:

a.	For Affected Consumers enrolled in the product for 12 months or less during the Redress Period, all Debt Protection fees paid during the Redress Period; or

b.	For Affected Consumers enrolled in the product for greater than 12 months during the Redress Period, 12 months of Debt Protection fees paid during the Redress Period (based on the average monthly fee paid by the customer over the entire course of their membership); and

c.	All overlimit fees and late fees, as calculated pursuant to the methodology in the Redress Plan, paid by the Affected Consumers as a result of any Debt Protection fees described above in Subsections (a) and (b) of this Paragraph; and

d.	The amount of the estimated finance charges, including any penalty APR, as calculated pursuant to the methodology in the Redress Plan, paid by an Affected Consumers on Debt Protection fees described above in Subsections (a) and (b) of this Paragraph.

e.	The Redress Amount will not include any amount that was a previous refund of the fees and charges described above in Subsections (a) or (b) of this Paragraph.

54.	The Redress Plan shall apply to all Affected Consumers and:

a.	Specify how Respondent will identify all Affected Consumers;

b.	Provide processes covering all Affected Consumers regardless of their current credit card account status with Respondent, including active or closed credit card accounts:

i.	For open credit card accounts with a balance or a charged-off account that Respondent has not sold to an unaffiliated third party, Respondent shall provide a credit for the Redress Amount to the Affected Consumer’s account; where the Redress Amount is greater than the balance and the Respondent delivered a statement credit reducing the balance down to zero, Respondent will send to the Affected Consumer a certified or bank check in the amount of the excess;

ii.	For any closed credit card account or open credit card accounts with a zero balance, Respondent shall send a certified or bank check for the Redress Amount to any Affected Consumer;

iii.	For any Affected Consumer with a charged off account that Respondent sold to an unaffiliated third party, Respondent shall reacquire the charged off account and then provide the Redress Amount consistent with the requirements of this Paragraph; and

iv.	With respect to any bankruptcy, estate, accounts in litigation and sold charged-off accounts, Respondent must make a refund in accordance with applicable law.

c.	Include a description of the following:

i.	Method used and the time necessary to compile a list of potential Affected Consumers;

ii.	Method used to calculate the Redress Amount to be paid to each Affected Consumer as required herein;

iii.	Procedures for issuance and tracking of redress to Affected Consumers; and

iv.	Procedures for monitoring compliance with the Redress Plan.

55.

The Redress Plan must include: (1) the form of the letter (Redress Notification Letter) to be sent notifying Affected Customers of the redress; and (2) the form of the envelope that will contain the Redress Notification Letter. The letter must include language explaining how the amount of redress was calculated; an explanation of the use of a credit or check as applicable; and a statement that the provision of refund payment is in compliance with the terms of this Consent

Order. Respondent may not include in any envelope containing a Redress Notification Letter any materials other than the approved letters, and when appropriate, redress checks, unless Respondent has obtained written confirmation from the Regional Director that the Bureau does not object to the inclusion of the additional materials.

56.	Respondent must make reasonable attempts to locate Affected Customers whose Redress Notification Letter or check is returned for any reason, including performing a standard address search using the National Change of Address System. Respondent must re-mail any returned letters and redress checks to corrected addresses within 90 days of receiving a return. Any unclaimed funds must be disposed of in compliance with the Redress Plan.

57.	With respect to any Affected Customer’s account that receives redress as a credit that decreases the existing balance or charged-off balance, Respondent must, as permitted by law and in accordance with existing procedures:

a.	Report the updated balance to each credit reporting company to which the Bank had previously furnished balance information for the account; or

b.	Delete the account tradeline at each credit reporting company to which Respondent had previously furnished balance information for the account.

58.	After completing the Redress Plan, if the amount of redress provided to Affected Consumers is less than the Payment Floor within 30 days of the completion of the Redress Plan, Respondent must pay to the Bureau, by wire transfer to the Bureau or to the Bureau’s agent, and according to the Bureau’s wiring instructions, the difference between the amount of redress provided to Affected Consumers and the Payment Floor.

59.	The Bureau may use these remaining funds to pay additional redress to Affected Consumers. If the Bureau determines, in its sole discretion, that additional redress is wholly or partially impracticable or otherwise inappropriate, or if funds remain after the additional redress is completed, the Bureau will deposit any remaining funds in the U.S. Treasury as disgorgement. Respondent will have no right to challenge any actions that the Bureau or its representatives may take under this Section.

60.	Respondent may not condition the payment of any redress to any Affected Consumer under this Order on that Affected Consumer waiving any right.

61.	Within 90 days from completion of the Redress Plan, Respondent’s Internal Audit department must review and assess compliance with the terms of the Redress Plan (Redress Review).

62.	The Redress Review must include an assessment of the Redress Plan and the methodology used to determine the population of Affected Customers; the amount of redress for each Affected Customer; the procedures used to issue and track redress payments; the procedures used for reporting and requesting the reporting of updated balances, deleting or requesting the deletion of account trade lines, as applicable, to the credit reporting companies; and the work of any independent consultants that Respondent has used to assist and review its execution of the Redress Plan.

63.	The Redress Review must be completed and summarized in a written report (Redress Review Report), which must be completed within 60 days of completion of the Redress Review. Within 10 days of its completion, the Redress Review Report must be submitted to the Regional Director and the Board.

IX

Order to Pay Civil Money Penalties

IT IS FURTHER ORDERED that:

64.	Under Section 1055(c) of the CFPA, 12 U.S.C. § 5565(c), by reason of the violations of law described in Section V of this Consent Order, and taking into account the factors in 12 U.S.C. § 5565(c)(3), Respondent must pay a civil money penalty of $500,000 to the Bureau.

65.	Within 10 days of the Effective Date, Respondent must pay the civil money penalty by wire transfer to the Bureau or to the Bureau’s agent in compliance with the Bureau’s wiring instructions.

66.	The civil money penalty paid under this Consent Order will be deposited in the Civil Penalty Fund of the Bureau as required by Section 1017(d) of the CFPA, 12 U.S.C. § 5497(d).

67.	Respondent must treat the civil money penalty paid under this Consent Order as a penalty paid to the government for all purposes. Regardless of how the Bureau ultimately uses those funds, Respondent may not:

a.	Claim, assert, or apply for a tax deduction, tax credit, or any other tax benefit for any civil money penalty paid under this Consent Order; or

b.	Seek or accept, directly or indirectly, reimbursement or indemnification from any source, including but not limited to payment made under any insurance policy, with regard to any civil money penalty paid under this Consent Order.

68.	To preserve the deterrent effect of the civil money penalty in any Related Consumer Action, Respondent may not argue that Respondent is entitled to, nor may Respondent benefit by, any offset or reduction of any compensatory monetary remedies imposed in the Related Consumer Action because of the civil money penalty paid in this action (Penalty Offset). If the court in any Related Consumer Action grants such a Penalty Offset, Respondent must, within 30 days after entry of a final order granting the Penalty Offset, notify the Bureau, and pay the amount of the Penalty Offset to the U.S. Treasury. Such a payment will not be considered an additional civil money penalty and will not change the amount of the civil money penalty imposed in this action.

X

Additional Monetary Provisions

IT IS FURTHER ORDERED that:

69.	In the event of any default on Respondent’s obligations to make payment under this Consent Order, interest, computed under 28 U.S.C. § 1961, as amended, will accrue on any outstanding amounts not paid from the date of default to the date of payment, and will immediately become due and payable.

70.	Respondent must relinquish all dominion, control, and title to the funds paid to the fullest extent permitted by law and no part of the funds may be returned to Respondent.

71.	Under 31 U.S.C. § 7701, Respondent, unless it already has done so, must furnish to the Bureau its taxpayer identifying numbers, which may be used for purposes of collecting and reporting on any delinquent amount arising out of this Consent Order.

72.	Within 30 days of the entry of a final judgment, consent order, or settlement in a Related Consumer Action, Respondent must notify the Regional Director of the final judgment, consent order, or settlement in writing. That notification must indicate the amount of redress, if any, that Respondent paid or is required to pay to consumers and describe the consumers or classes of consumers to whom that redress has been or will be paid.

XI

Reporting Requirements

IT IS FURTHER ORDERED that:

73.	Respondent must notify the Bureau of any development that may affect compliance obligations arising under this Consent Order, including but not limited to, a dissolution, assignment, sale, merger, or other action that would result in the emergence of a successor company; the creation or dissolution of a subsidiary, parent, or affiliate that engages in any acts or practices subject to this Consent Order; the filing of any bankruptcy or insolvency proceeding by or against Respondent; or a change in Respondent’s name or address. Respondent must provide this notice at least 30 days before the development or as soon as practicable after the learning about the development, whichever is sooner.

74.	Within 7 days of the Effective Date, Respondent must designate at least one telephone number and email, physical, and postal address as points of contact, which the Bureau may use to communicate with Respondent.

75.	Respondent must report any change in the information required to be submitted under Paragraph 73 at least 30 days before the change or as soon as practicable after the learning about the change, whichever is sooner.

76.	Within 90 days of the Effective Date, and again one year after the Effective Date, Respondent must submit to the Regional Director an accurate written compliance progress report (Compliance Report) that has been approved by the Board, which, at a minimum:

a.	Describes in detail the manner and form in which Respondent has complied with this Order; and

b.	Attaches a copy of each Order Acknowledgment obtained under Section XII, unless previously submitted to the Bureau.

77.	After the one-year period, Respondent must submit to the Regional Director additional Compliance Reports within 14 days of receiving a written request from the Bureau.

XII

Order Distribution and Acknowledgment

IT IS FURTHER ORDERED that:

78.	Within 30 days of the Effective Date, Respondent must deliver a copy of this Consent Order to each of its board members and executive officers, as well as to any managers, employees, Service Providers, or other agents and representatives who have responsibilities related to the subject matter of the Consent Order.

79.	For 5 years from the Effective Date, Respondent must deliver a copy of this Consent Order to any business entity resulting from any change in structure referred to in Section XI, any future board members and executive officers, as well as to any managers, employees, Service Providers, or other agents and representatives who will have responsibilities related to the subject matter of the Consent Order before they assume their responsibilities.

80.	Respondent must secure a signed and dated statement acknowledging receipt of a copy of this Consent Order, ensuring that any electronic signatures comply with the requirements of the E-Sign Act, 15 U.S.C. § 7001 et seq., within 30 days of delivery, from all persons receiving a copy of this Consent Order under this Section.

XIII

Recordkeeping

IT IS FURTHER ORDERED that:

81.	Respondent must create, for at least 5 years from the Effective Date, the following business records:

a.	All documents and records necessary to demonstrate full compliance with each provision of this Consent Order, including all submissions to the Bureau.

b.	All documents and records pertaining to the Redress Program, described in Section VIII above.

c.	Copies of all sales scripts; training materials; advertisements; websites; and other marketing materials; and including any such materials used by a third party on behalf of Respondent.

d.	For each individual Affected Consumer and his or her enrollment in the Debt Protection product: the consumer’s name, address, phone number, email address; amount paid, quantity of product purchased, description of the product purchased, the date on which the product was purchased, a copy of any promotional or welcome materials provided, and, if applicable, the date and reason consumer left the program.

e.	For the Debt Protection product, accounting records showing the gross and net revenues generated by the product;

f.	All consumer complaints and refund requests regarding Debt Protection (whether received directly or indirectly, such as through a third party), and any responses to those complaints or requests.

82.	Respondent must retain the documents identified in Paragraph 81 for at least 5 years.

83.	Respondent must make the documents identified in Paragraph 81 available to the Bureau upon the Bureau’s request.

XIV.

Notices

IT IS FURTHER ORDERED that:

84.	Unless otherwise directed in writing by the Bureau, Respondent must provide all submissions, requests, communications, or other documents relating to this Consent Order in writing, with the subject line, “In re Fifth Third Bank, File No. 2015-CFPB-0025,” and send them either:

a.	By overnight courier (not the U.S. Postal Service), as follows:

Regional Director, Bureau Midwest Region

Consumer Financial Protection Bureau

230 South Dearborn Street

Suite 1590

Chicago, IL 60604

b.	By first-class mail to the address in Paragraph 84(a) and contemporaneously by email to Enforcement_Compliance@cfpb.gov.

XV

Cooperation with the Bureau

IT IS FURTHER ORDERED that:

85.	Respondent must cooperate fully to help the Bureau determine the identity and location of, and the amount of injury sustained by, each Affected Consumer. Respondent must provide such information in its or its agents’ possession or control within 14 days of receiving a written request from the Bureau.

XVI

Compliance Monitoring

IT IS FURTHER ORDERED that:

86.	Within 30 days of receipt of a written request from the Bureau, Respondent must submit additional compliance reports or other requested information, which must be made under penalty of perjury; provide sworn testimony; or produce documents.

87.	For purposes of this Section, the Bureau may communicate directly with Respondent, unless Respondent retains counsel related to these communications.

88.	Respondent must permit Bureau representatives to interview any employee or other person affiliated with Respondent who has agreed to such an interview. The person interviewed may have counsel present.

89.	Nothing in this Consent Order will limit the Bureau’s lawful use of civil investigative demands under 12 C.F.R. § 1080.6 or other compulsory process.

XVII

Modifications to Non-Material Requirements

IT IS FURTHER ORDERED that:

90.	Respondent may seek a modification to non-material requirements of this Consent Order (e.g., reasonable extensions of time and changes to reporting requirements) by submitting a written request to the Regional Director.

91.	The Regional Director may, in his/her discretion, modify any non-material requirements of this Consent Order (e.g., reasonable extensions of time and changes to reporting requirements) if he/she determines good cause justifies the modification. Any such modification by the Regional Director must be in writing.

XVIII

Administrative Provisions

92.	The provisions of this Consent Order do not bar, estop, or otherwise prevent the Bureau, or any other governmental agency, from taking any other action against Respondent.

93.	This Consent Order is intended to be, and will be construed as, a final Consent Order issued under Section 1053 of the CFPA, 12 U.S.C. § 5563, and expressly does not form, and may not be construed to form, a contract binding the Bureau or the United States.

94.	This Consent Order will terminate 5 years from the Effective Date or 5 years from the most recent date that the Bureau initiates an action alleging any violation of the Consent Order by Respondent. If such action is dismissed or the relevant adjudicative body rules that Respondent did not violate any provision of the Consent Order, and the dismissal or ruling is either not appealed or upheld on appeal, then the Consent Order will terminate as though the action had never been filed.

95.	Calculation of time limitations will run from the Effective Date and be based on calendar days, unless otherwise noted.

96.	The provisions of this Consent Order will be enforceable by the Bureau. For any violation of this Consent Order, the Bureau may impose the maximum amount of civil money penalties allowed under section 1055(c) of the CFP Act, 12 U.S.C. § 5565(c). In connection with any attempt by the Bureau to enforce this Consent Order in federal district court, the Bureau may serve Respondent wherever Respondent may be found and Respondent may not contest that court’s personal jurisdiction over Respondent.

97.	This Consent Order and the accompanying Stipulation contain the complete agreement between the parties. The parties have made no promises, representations, or warranties other than what is contained in this Consent Order and the accompanying Stipulation. This Consent Order and the accompanying Stipulation supersede any prior oral or written communications, discussions, or understandings.

98.	Nothing in this Consent Order or the accompanying Stipulation may be construed as allowing the Respondent, its Board, officers, or employees to violate any law, rule, or regulation.

IT IS SO ORDERED, this 28th day of September, 2015.

/s/ Richard Cordray
Richard Cordray
Director
Consumer Financial Protection Bureau

UNITED STATES OF AMERICA

CONSUMER FINANCIAL PROTECTION BUREAU

File No. 2015-CFPB-0025

In the Matter of: FIFTH THIRD BANK	STIPULATION AND CONSENT TO THE ISSUANCE OF A CONSENT ORDER

The Consumer Financial Protection Bureau (Bureau) intends to initiate an administrative proceeding against Fifth Third Bank (Respondent), under 12 U.S.C. §§ 5563 and 5565, for its marketing and administration of the debt protection credit card “add-on” product in violation of the Consumer Financial Protection Act of 2010’s prohibition on unfair, deceptive, or abusive acts or practices, 12 U.S.C. §§ 5531, 5536.

Respondent, in the interest of compliance and resolution of the matter, consents to the issuance of a Consent Order substantially in the form of the one to which this Stipulation and Consent to the Issuance of a Consent Order is attached (Consent Order), and which is incorporated by reference.

In consideration of the above premises, Respondent agrees to the following:

Jurisdiction

1.	The Bureau has jurisdiction over this matter under Sections 1053 and 1055 of the Consumer Financial Protection Act (CFPA), 12 U.S.C. §§ 5563, 5565.

Consent

2.	Respondent agrees to the issuance of the Consent Order, without admitting or denying any of the findings of fact or conclusions of law, except that Respondent admits the facts necessary to establish the Bureau’s jurisdiction over Respondent and the subject matter of this action.

3.	Respondent agrees that the Consent Order will be deemed an “order issued with the consent of the person concerned” under 12 U.S.C. § 5563(b)(4), and agrees that the Order will become a final order, effective upon issuance, and will be fully enforceable by the Bureau under 12 U.S.C. §§ 5563(d)(1) and 5565.

4.	Respondent voluntarily enters into this Stipulation and Consent to the Issuance of a Consent Order.

5.	The Consent Order resolves only Respondent’s potential liability for law violations that the Bureau asserted or might have asserted based on the practices described in Section V of the Consent Order, to the extent such practices occurred before the Effective Date and the Bureau knows about them as of the Effective Date. Respondent acknowledges that no promise or representation has been made by the Bureau or any employee, agent, or representative of the Bureau, about any liability outside of this action that may have arisen or may arise from the facts underlying this action or immunity from any such liability.

6.	Respondent agrees that the facts described in Section V of the Consent Order will be taken as true and be given collateral estoppel effect, without further proof, in any proceeding before the Bureau based on the entry of the Consent Order, or in any subsequent civil litigation by the Bureau to enforce the Consent Order or its rights to any payment or monetary judgment under the Consent Order, such as a non-dischargeability complaint in any bankruptcy case.

7.	The terms and provisions of this Stipulation and the Consent Order will be binding upon, and inure to the benefit of, the parties hereto and their successors in interest.

8.	Respondent agrees that the Bureau may present the Consent Order to the Bureau Director for signature and entry without further notice.

Waivers

9.	Respondent, by consenting to this Stipulation, waives:

a.	Any right to service of the Consent Order, and agrees that issuance of the Consent Order will constitute notice to the Respondent of its terms and conditions;

b.	Any objection to the jurisdiction of the Bureau, including, without limitation, under section 1053 of the Dodd-Frank Act;

c.	The rights to all hearings under the statutory provisions under which the proceeding is to be or has been instituted; the filing of proposed findings of fact and conclusions of law; proceedings before, and a recommended decision by, a hearing officer; all post-hearing procedures; and any other procedural right available under 12 U.S.C. § 5563 or 12 CFR Part 1081;

d.	The right to seek any administrative or judicial review of the Consent Order;

e.	Any claim for fees, costs or expenses against the Bureau, or any of its agents or employees, and any other governmental entity, related in any way to this enforcement matter or the Consent Order, whether arising under common law or under the terms of any statute, including, but not limited to the Equal Access to Justice Act and the Small Business Regulatory Enforcement Fairness Act of 1996; for these purposes, Respondent agrees that Respondent is not the prevailing party in this action because the parties have reached a good faith settlement;

f.	Any other right to challenge or contest the validity of the Consent Order;

g.	Such provisions of the Bureau’s rules or other requirements of law as may be construed to prevent any Bureau employee from participating in the preparation of, or advising the Director as to, any order, opinion, finding of fact, or conclusion of law to be entered in connection with this Stipulation or the Consent Order; and

h.	Any right to claim bias or prejudgment by the Director based on the consideration of or discussions concerning settlement of all or any part of the proceeding.

FIFTH THIRD BANK BY:

/s/ Chad Borton	09/24/2015

Chad Borton	Date
Executive Vice President
Fifth Third Bank